Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES SECOND QUARTER 2018 RESULTS

AND PROVIDES UPDATE ON TOTAL YEAR FINANCIAL GUIDANCE

THE WOODLANDS, Texas, August 8, 2018 / PRNewswire / - CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) today announced second quarter 2018 consolidated financial results.

Consolidated revenues for the quarter ended June 30, 2018, were $99.9 million compared to $85.4 million for the first quarter of 2018 and $75.3 million for the second quarter of 2017.  Compared to the first quarter of 2018, total revenues increased 17%, driven by new equipment sales and improved compression services pricing.  Net loss for the quarter ended June 30, 2018 was $9.6 million compared to a net loss of $15.7 million in the first quarter of 2018 and a net loss of $6.4 million in second quarter of 2017.

Selected key operational and financial metrics for the second quarter are as follows:

•	Adjusted EBITDA(1) increased 21% to $23.3 million from $19.2 million in the first quarter of 2018.
•	Compression services gross margins improved to 46.2% from 41.6% in the first quarter of 2018.
•

Overall service fleet utilization increased 80 basis points (bps) compared to the end of the first quarter of 2018, to 85.0%.  Utilization for large horsepower equipment, greater than 1,000 horsepower per unit, increased 120 bps from the end of the first quarter to 94.1%.

•

Backlog for new equipment sales was $102 million as of June 30, 2018, inclusive of $25 million of new orders received in the second quarter. This new order of $25 million was from a major midstream operator in the Permian Basin that is expected to ship mostly in early 2019.  At the end of July, CSI Compressco received an additional $18 million order that is not reflected in the $102 million backlog noted above.

•	Distributable cash flow(1) for the quarter was $5.2 million, resulting in a distribution coverage ratio of 0.65X.
•

Finalized and implemented a $50 million asset based Credit Agreement to fund working capital needs and outstanding letters of credit.  Our new debt structure, without maintenance covenants, allows us to better respond to changing market conditions.

   (1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B, and C

As of June 30, 2018, aggregate compression services fleet horsepower totaled 1,097,546 and the fleet utilization rate was 85.0%. Utilization of our highest horsepower category, equipment of greater than 1000 horsepower per unit, was 94.1% at the end of the quarter. We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.  We do not exclude idle horsepower under repair or horsepower that is otherwise impaired from our calculation of utilization rate.

Unaudited results of operations for the quarter ended June 30, 2018 compared to the prior quarter and the corresponding prior year quarter are presented in the accompanying financial tables.

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	Q2-18 vs. Q1-18	Q2-18 vs. Q2-17
	(In Thousands, Except Ratios, and Percentages)
Net loss	$ (9,592)	$ (15,737)	$ (6,372)	39%	(51)%
Adjusted EBITDA(1)	$ 23,262	$ 19,190	$ 19,505	21%	19%
Distributable cash flow(1)	$ 5,216	$ 4,886	$ 5,894	7%	(12)%
Quarterly cash distribution per unit	$ 0.1875	$ 0.1875	$ 0.1875	—	—
Distribution coverage ratio(1)	0.65x	0.64x	0.87x	—	—
Fleet growth capital expenditures	$ 25,753	$ 13,278	$ —	94%	—
Net cash provided/(used) by operating activities	$ (3,908)	$ (365)	$ 9,533	2,343%	(194)%
Free cash flow(1)	$ (34,131)	$ (17,404)	$ 5,271	96%	(748)%
(1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B and C.

Owen Serjeant, President of CSI Compressco, commented, “We are pleased with the sequential improvement in our results this quarter, which are consistent with our internal expectations.  The compression market continues to be in the midst of a robust recovery, as each of our offerings continue to see an increase in inquiries and demand. Our existing customer base continues to demand more horsepower for incremental gas production anticipated to come on line in 2019.  As a result, we have increased our 2018 projected capital investments to between $110 million and $120 million, up from the previous guidance of $90 million to $110 million, for growth and maintenance capital.  The increase is driven by growth capital opportunities, backed with customers’ orders, and will be funded from the proceeds received in the first quarter of this year from the secured bond offering.  In addition, our customers are not slowing down orders for new equipment.  During the second quarter, we received orders for $25 million for new equipment and in late July we received an $18 million order for new equipment, all targeted for the Permian Basin.  We have not seen a slowdown in demand for large horsepower equipment and therefore, are targeting capital primarily to units of more than 1,000 horsepower with our existing core customers in the basins where we have a strong presence.  As we add horsepower in our core operations areas we are able to leverage operational efficiencies, which lead to better margins and better predictability, as we experienced in the second quarter.”

“Compression Services revenue was $56.7 million in the second quarter.  Compression Services gross margins of 46.2% improved 460 bps from the first quarter due to better pricing, no weather impacts as we experienced in the first quarter and continued improvement in our efficiencies.  We exited the quarter with gross margins of 47.5% as additional equipment being added to the fleet is leveraging the existing infrastructure, leading to better incremental margins.  We believe that margins will continue to improve as we move towards 2019 and are pleased with our sequential improvement.”

“We continue to review pricing with our customers as contracts roll-over and new contracts are put in place.  The resulting increases started to materially impact our results in the second quarter 2018.  We are pleased with the progress of higher prices, which reflect the increased demand and large horsepower equipment shortage.”

“Complementing our Compression Services business are our new unit sales activities. After record bookings in the first quarter of 2018, we had another strong quarter, ending the second quarter with a backlog of $102 million, virtually unchanged from the first quarter of 2018 despite new unit sales of $27 million in the second quarter.  Our ability to fabricate this equipment in our facility in Midland, Texas is a competitive advantage.  Activity in this business continues to remain strong with outstanding quotations at an all-time high from a combination of domestic and international customers. In late July we received an additional order of $18 million for new equipment.  Compression is part of the solution for takeaway capacity in the Permian, with horsepower needed in gas gathering, processing plants, and transmission.  We are able to provide customers both compression services and new equipment as the industry builds takeaway capacity.”

“Aftermarket Services business activity continues to improve and deliver strong growth year over year. After many quarters of depressed activity during the downturn, our customers are catching up on previously deferred maintenance and are ordering more spare parts, completing more overhauls, and engaging in reapplication engineering and site technical support.  The long lead times for new equipment are forcing our customers to re-activate older equipment.  We believe this business will continue to grow as more idle equipment is brought back into operation and maintenance services return to pre-downturn levels.”

Forward-Looking Guidance

Projected 2018 total capital expenditures are expected to be between $110 million and $120 million, inclusive of $18 million to $20 million for maintenance capital expenditures. We expect to fund these capital expenditures from the recently completed bond offering.  The majority of the additional growth capital is expected to be spent towards the end of 2018, and the impact to earnings will be in early 2019.  We also finalized a $50 million asset based Credit Agreement and while we don’t anticipate using it for capital expenditures, it provides us greater liquidity and flexibility.  Today our new debt structure is without maintenance covenants, which allows us to better respond to investment opportunities.

We expect total year adjusted EBITDA to be between $97 million and $102 million, up from the prior guidance of between $95 million and $100 million and total year revenue to be between $405 million and $420 million, up from the prior guidance of $385 million to $400 million.  We further expect that our distribution coverage ratio to be above 1.1X in the second half of the year.  Reconciliations of expected Adjusted EBITDA and distribution coverage ratio to the nearest GAAP financial measures are included on Schedule D.

Conference Call

CSI Compressco will host a conference call to discuss second quarter 2018 results today, August 8, 2018, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com.  A replay of the conference call will be available at 1-877-344-7529, conference number 10115971, for one week following the conference call and the archived webcast call will be available through the Company’s website for 30 days following the conference call.

Second Quarter 2018 Cash Distribution on Common Units

On July 20, 2018, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the second quarter of 2018 of $0.1875 per outstanding common unit, which will be paid on August 14, 2018, to common unitholders of record as of the close of business on August 1, 2018. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the second quarter of 2018 was 0.65X.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI

Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	56,709	53,735	50,256
Aftermarket services	15,094	14,016	10,529
Equipment sales	28,119	17,666	14,530
Total revenues	99,922	85,417	75,315
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	30,509	31,380	28,803
Cost of aftermarket services	12,841	11,157	8,461
Cost of equipment sales	24,158	15,449	13,321
Total cost of revenues	67,508	57,986	50,585
Depreciation and amortization	17,448	17,367	17,204
Selling, general, and administrative expense	10,849	8,297	8,230
Interest expense, net	13,823	11,433	10,449
Series A Preferred fair value adjustment	(586)	1,553	(5,528)
Other (income) expense, net	(378)	3,204	141
Income (loss) before income tax provision	(8,742)	(14,423)	(5,766)
Provision (benefit) for income taxes	850	1,314	606
Net income (loss)	$ (9,592)	$ (15,737)	$ (6,372)

Net income per diluted common unit	$ (0.23)	$ (0.40)	$ (0.21)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and before certain non-cash charges consisting of impairments, bad debt expense attributable to bankruptcy of customer, non-cash costs of compressors sold, equity compensation, fair value adjustments of our Preferred Units, administrative expenses under the Omnibus Agreement paid in equity using common units, severance expense, write-off of unamortized financing costs, and software implementation expense.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule B - Reconciliation of Net Income/(Loss) to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio (unaudited)

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended June 30, 2018, March 31, 2018 and June 30, 2017:

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(In Thousands, Except Ratios)
Net income/(loss)	$ (9,592)	$ (15,737)	$ (6,372)
Interest expense, net	13,823	11,433	10,449
Provision for income taxes	850	1,314	606
Depreciation and amortization	17,448	17,367	17,204
Non-cash cost of compressors sold	811	324	2,015
Equity compensation	496	(604)	935
Series A Preferred fair value adjustments	(586)	1,552	(5,528)
Un-amortized financing costs charged to expense	—	3,541	—
Severance	12	—	—
Software implementation	—	—	196
Adjusted EBITDA	$ 23,262	$ 19,190	$ 19,505

Less:
Current income tax expense	774	1,218	479
Maintenance capital expenditures	5,591	4,337	5,698
Interest expense	13,823	11,433	10,449
Severance	12	—	—
Plus:
Non-cash interest expense	2,154	2,684	3,015
Distributable cash flow	5,216	4,886	5,894

Cash distribution attributable to period	8,015	7,616	6,765

Distribution coverage ratio	0.65x	0.64x	0.87x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended June 30, 2018, March 31, 2018 and June 30, 2017:

Results of Operations (unaudited)	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
(In Thousands)
Cash from operations	$ (3,908)	$ (365)	$ 9,533
Capital expenditures, net of sales proceeds	(30,223)	(17,039)	(4,262)
Free cash flow	$ (34,131)	$ (17,404)	$ 5,271

Schedule D - Reconciliation of Projected Net Income/(Loss) to Adjusted EBITDA and Distribution Coverage Ratio (unaudited)

The following table reconciles a range of projected total year 2018 net income/(loss)to a range of full year Adjusted EBITDA and 2018 second half Distribution Coverage Ratio.

	Full Year 2018 Guidance
	Low Range	High Range

Net income (loss)	$ (35,762)	$ (35,262)
Interest expense, net	52,000	53,000
Provision for income taxes	850	850
Depreciation and amortization	70,000	74,000
Non-cash cost of compressors sold	2,500	1,800
Equity Compensation	2,200	2,600
Series A Preferred fair value adjustments	1,600	1,500
Un-amortized financing cost charged to expense	3,600	3,500
Severance	12	12
Adjusted EBITDA	$ 97,000	$ 102,000

Less:
Current income tax expense	2,800	2,800
Maintenance capital expenditures	18,000	20,000
Interest Expense	52,000	53,000
Severance	12	12
Plus:
Non-cash interest expense	7,500	8,500
Distributable cash flow	31,688	34,688
Less: H1 Distributable cash flow	10,102	10,102
H2 Distributable cash flow	$ 21,586	$ 24,586

H2 Cash distribution attributable to period	$ 17,500	$ 16,500

H2 Distribution coverage ratio	1.2x	1.5x

Schedule D assumes common units distributions in second half of 2018 will continue at the current amount of $0.75 per common unit.

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio V Serrano

Chief Financial Officer

Phone:  281-364-5029

www.csicompressco.com